Exhibit 8.1

[Form of Opinion of Wachtell, Lipton, Rosen & Katz as to Certain Tax Matters]

[—], 2011

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Ladies and Gentlemen:

We have acted as special counsel to Expedia, Inc., a Delaware corporation (“Expedia”), in connection with the transactions contemplated by certain amendments to Expedia’s certificate of incorporation that will effectuate the spin-off (the “Distribution”) of TripAdvisor, Inc., a Delaware corporation and a direct wholly owned subsidiary of Expedia (“TripAdvisor”). At your request, and in connection with the filing of the registration statement on Form S-4 relating to the Distribution, including the proxy statement/prospectus contained therein (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion as to certain United States federal income tax matters.

In providing our opinion, we have examined the ruling request (and all appendices and exhibits thereto), which was filed with the Internal Revenue Service on July 26, 2011 in connection with the Distribution and all supplemental submissions (and all appendices and exhibits thereto) filed in connection therewith (together, the “Ruling Request”), the Registration Statement (and all appendices and exhibits thereto), and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed: (i) that the Distribution and related transactions will be consummated as described in the Registration Statement and the Ruling Request (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) that each of the Registration Statement and the Ruling Request is true, complete and correct, (iii) that the statements and representations (which statements and representations we have neither investigated nor verified) made by Expedia on behalf of itself and TripAdvisor in its representation letter, dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letter”) are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the Distribution; (iv) that any such statements and representations made in the Representation Letter “to the knowledge of” or belief of any person or with comparable qualification are and will be true, complete, and correct as if made without such qualification; (v) that Expedia, TripAdvisor and their respective subsidiaries will treat the Distribution and certain related transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below; (vi) that all applicable reporting requirements have been or will be satisfied; and (vii) the receipt by Expedia, prior to the Distribution, of certain third-party documentation substantiating the corporate business purposes for the Distribution and receipt of customary representation letters from Liberty USA Holdings, LLC on behalf of itself and certain of its affiliates, in each case, in form and substance satisfactory to us. If any of the above described assumptions is untrue for any reason, or if the transactions are consummated in a manner that is different from the manner described in the Registration Statement and the Ruling Request, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, it is our opinion that, under presently applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder:

1.	The transfer by Expedia of the stock of TripAdvisor Holdings, LLC, a Massachusetts limited liability company and wholly owned subsidiary of Expedia, to TripAdvisor in constructive exchange for TripAdvisor common stock (the “Contribution”) and the assumption by TripAdvisor of certain related liabilities, if any, followed by the Distribution will qualify as a reorganization under Section 368(a)(1)(D) of the Code, and Expedia and TripAdvisor each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.	The Distribution will be a transaction described in Section 355(a) of the Code, and the TripAdvisor common stock will be “qualified property” for purposes of Section 361(c)(2) of the Code;

3.	Pursuant to Sections 355, 357(a), 361 and 1032 of the Code, no gain or loss will be recognized by Expedia or TripAdvisor solely by reason of the Contribution or the Distribution, other than with respect to any distribution received by Expedia, or any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury Regulations relating to consolidated returns;

4.	Pursuant to Sections 354 and 368(a)(1)(E) of the Code, no gain or loss will be recognized by (and no amount will be includible in the income of) any holder of Expedia common stock solely by reason of such holder’s receipt of Expedia common stock in exchange therefor in the recapitalization; and

5.	Pursuant to Section 355(a) of the Code, no gain or loss will be recognized by (and no amount will be includible in the income of) any holder of Expedia common stock solely by reason of such holder’s receipt of TripAdvisor common stock in the Distribution.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Distribution and certain related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Expedia of any such change or inaccuracy that may occur or come to our attention.

Our opinion applies only to shareholders that are “U.S. persons” for United States federal income tax purposes and that hold their Expedia common stock as a capital asset within the meaning of Section 1221 of the Code. This opinion may not be applicable to holders of shares of Expedia common stock who received their Expedia common stock pursuant to the exercise of employee stock options or otherwise as compensation. As well, this opinion may not be applicable to holders of shares of Expedia common stock who are subject to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, or tax-exempt organizations).

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

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